Exhibit 99.1

April 30, 2018

Earnings Report – March 31, 2018

Dear Shareholders:

We are pleased to announce first quarter earnings for your company. Year-to-date net income was $3.15 million for the period ending March 31, 2018 compared to $3.14 million for the period ending March 31, 2017, reflecting an increase of 0.4%. Year-to-date diluted earnings per share was $1.06 for both periods. Total assets were $1.04 billion as of March 31, 2018 compared to $1.05 billion as of March 31, 2017.

The increase in year-to-date net income from prior year was driven by the following factors: an increase in net interest income primarily due to higher securities balances, a decrease in provision for loan loss expense due to lower loan balances, stable asset quality, and net recoveries in the first quarter, combined with lower tax expense based on the Tax Cuts and Jobs Act signed on December 22, 2017. In the first quarter of 2017 we recorded a gain on the sale of our downtown Winchester branch building, which resulted in an approximate $1.2 million benefit to income. Absent the one-time non-recurring gain in 2017, income before taxes would have been 27% higher in 2018 compared to 2017.

As indicated above, the recent tax changes have reduced our effective tax rate and have provided an opportunity to invest for continued growth. Recent examples of investment include our expansion of debit and credit card customer service support to 24 hours a day, 365 days a year. This service went live in March and has been well received. In addition, effective April 1, we expanded our office space at our Lexington Vine Street branch to accommodate more business development officers in the lending and wealth management areas. We will continue to identify ways to invest the tax savings in our four main stakeholder groups – shareholders, customers, employees, and communities.

Included in the balance sheet change was a decrease in trading assets of $5.6 million and an increase in Bank Owned Life Insurance (BOLI) of $10.0 million. Trading assets were replaced with a historically more stable investment product in BOLI due to the expected consistent yield returns and   to reduce the previous volatility in the trading portfolio. The investment in BOLI is intended to assist in offsetting general employee compensation and benefit expenses, as well as provide a nominal split-dollar benefit to the participating employees.

We are pleased with core earnings in the first quarter of 2018 and remain optimistic about the rest of the year. Loan demand remains stable in the markets we serve, but competition is extremely high both in terms of rate and structure. We will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees. As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	3/31/2018	3/31/2017	Change

Assets
Cash & Due From Banks	$23,519	$36,135	(34.9)%
Federal Funds Sold	3,266	1,113	193.4
Interest Bearing Time Deposits	1,785	4,659	(61.7)
Securities	305,998	301,927	1.3
Trading Assets	—	5,644	(100.0)
Loans Held for Sale	1,221	1,189	2.7
Loans	649,845	657,565	(1.2)
Reserve for Loan Losses	7,905	7,876	0.4
Net Loans	641,940	649,689	(1.2)
Bank Owned Life Insurance	10,007	—	n/m
Other Assets	53,400	49,412	8.1
Total Assets	$1,041,136	$1,049,768	(0.8)%

Liabilities & Stockholders' Equity
Deposits
Demand	$230,692	$218,379	5.6%
Savings & Interest Checking	411,221	395,596	3.9
Certificates of Deposit	174,829	210,370	(16.9)
Total Deposits	816,742	824,345	(0.9)
Repurchase Agreements	12,233	21,811	(43.9)
Other Borrowed Funds	107,013	101,812	5.1
Other Liabilities	5,882	5,976	(1.6)
Total Liabilities	941,870	953,944	(1.3)
Stockholders' Equity	99,266	95,824	3.6
Total Liabilities & Stockholders' Equity	$1,041,136	$1,049,768	(0.8)%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Three Months Ending
			Percentage
	3/31/2018	3/31/2017	Change
Interest Income	$10,220	$9,376	9.0%
Interest Expense	1,426	1,198	19.0
Net Interest Income	8,794	8,178	7.5
Loan Loss Provision	—	350	(100.0)
Net Interest Income After Provision	8,794	7,828	12.3
Other Income	3,051	4,350	(29.9)
Other Expenses	8,290	8,186	1.3
Income Before Taxes	3,555	3,992	(10.9)
Income Taxes	407	855	(52.4)
Net Income	$3,148	$3,137	0.4%
Net Change in Unrealized Gain (Loss) on Securities	(3,397)	736	(561.5)
Comprehensive Income (Loss)	$(249)	$3,873	(106.4)%

Selected Ratios
Return on Average Assets	1.20%	1.20%
Return on Average Equity	12.73	13.34

Earnings Per Share	$1.06	$1.06
Earnings Per Share - assuming dilution	1.06	1.06
Cash Dividends Per Share	0.31	0.29
Book Value Per Share	33.33	32.23

Market Price	High	Low	Close
First Quarter '18	$49.00	$45.85	$46.30
Fourth Quarter '17	$46.65	$41.70	$46.05